                                                                   Exhibit 10.10

[Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidentiality has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]














                             RESEARCH COLLABORATION

                                       AND

                                LICENSE AGREEMENT

                                     BETWEEN

                              WASHINGTON UNIVERSITY

                                       AND

                                   ALTEON INC.

                                   DATED AS OF

                                  JUNE 2, 1995

                                                                   Exhibit 10.10

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE 1 - DEFINITIONS................................................................      1
         1.1          "Affiliate"......................................................      1
         1.2          "ALTEON Research Program"........................................      2
         1.3          "Commercial Sale"................................................      2
         1.4          "Compound".......................................................      2
         1.5          "Dosage Forms"...................................................      2
         1.6          "Effective Date of this Agreement"...............................      2
         1.7          "Field"..........................................................      2
         1.8          "First Commercial Sale"..........................................      2
         1.9          "Goldman Patent".................................................      2
         1.10         "Heart Graft Project"............................................      2
         1.11         "Initial Product"................................................      3
         1.12         "Invention"......................................................      3
         1.14         "Investigator(s)"................................................      3
         1.15         "Joint Invention"................................................      3
         1.16         "Licensed Patents"...............................................      3
         1.17         "Licensed Technology"............................................      4
         1.18         "Monsanto".......................................................      4
         1.19         "Net Sales"......................................................      4
         1.20         "Other Patents"..................................................      5
         1.21         "Party"..........................................................      5
         1.22         "Post-Commercialization Income"..................................      5
         1.23         "Pre-Commercialization Income"...................................      5
         1.24         "Product"........................................................      5
         1.25         "Publication"....................................................      5
         1.26         "Sponsored Research Program".....................................      5
         1.27         "Territory"......................................................      5
         1.28         "University Personnel"...........................................      5
         1.29         "Valid Claim"....................................................      6

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES.............................................      6
         2.1          Representations and Warranties of Both Parties...................      6
         2.2          Representations and Warranties of WASHINGTON.....................      6
         2.3          Representation and Covenant Regarding U.S. Government Funding....      7
         2.4          Disclaimer of Other Warranties...................................      7

ARTICLE 3 - RESEARCH COLLABORATION AND DEVELOPMENT EFFORTS.............................      7
         3.1          Sponsored Research Programs......................................      7
         3.2          ALTEON Research Programs.........................................      8
         3.3          Collaboration....................................................      8
         3.4          Exchange of Information..........................................      8

ARTICLE 4 - LICENSE GRANT..............................................................      9
         4.1          Grant of License.................................................      9
         4.2          ALTEON Option for New WASHINGTON Technology......................      9
         4.3          ALTEON Option for Other Patents..................................     10
         4.4          Reservation of Rights............................................     10
         4.5          Retained Rights of U.S. Government...............................     10
         4.6          ALTEON's Development Efforts.....................................     10

ARTICLE 5 - MILESTONE, ROYALTY AND OTHER PAYMENTS......................................     11
         5.1          Up-front Payments................................................     11
         5.2          Annual Pre-Commercial Payments...................................     11

                                                                   Exhibit 10.10

         5.3          Milestone Payments...............................................     11
         5.4          Credit Against Royalties.........................................     12
         5.5          Pre-Commercialization Income from Sublicensees...................     12
         5.6          Running Royalties................................................     13
         5.7          Annual Minimum Royalties.........................................     14
         5.8          Obligation to Pay Royalties......................................     15

ARTICLE 6 - PAYMENTS AND REPORTS.......................................................     15
         6.1          Payment..........................................................     15
         6.2          Mode of Payment..................................................     15
         6.3          Late Payments....................................................     16
         6.4          Records Retention................................................     16
         6.5          Audit Request....................................................     16
         6.6          Taxes............................................................     16

ARTICLE 7 - OWNERSHIP; PATENT PROSECUTION..............................................     17
         7.1          WASHINGTON Ownership.............................................     17
         7.2          ALTEON Ownership.................................................     17
         7.3          Joint Ownership..................................................     17
         7.4          Patent Prosecution and Maintenance...............................     17

ARTICLE 8 - PATENT ENFORCEMENT; INFRINGEMENT...........................................     19
         8.1          Notification of Infringement.....................................     19
         8.2          Patent Enforcement...............................................     19
         8.3          Infringement Action by Third Parties.............................     20

ARTICLE 9 - PUBLICATION; CONFIDENTIALITY...............................................     21
         9.1          Notification.....................................................     21
         9.2          Review of Proposed Publications..................................     21
         9.3          Use of Name......................................................     21
         9.4          Confidentiality; Exceptions......................................     22

ARTICLE 10 - INDEMNIFICATION...........................................................     23
         10.1         Indemnification..................................................     23
         10.2         Notice...........................................................     23
         10.3         Insurance........................................................     23

ARTICLE 11 - TERM; TERMINATION.........................................................     25
         11.1         Term.............................................................     25
         11.2         Breach...........................................................     25
         11.3         Termination by ALTEON............................................     26
         11.4         Termination of U.S. Rights.......................................     26
         11.5         Right to Sell Stock on Hand......................................     26
         11.6         Termination of Sublicenses.......................................     26
         11.7         Effect of Termination............................................     26
         11.8         Surviving Rights.................................................     27
         11.9         Accrued Rights, Surviving Obligations............................     27

ARTICLE 12 - MISCELLANEOUS PROVISIONS..................................................     27
         12.1         Relationship of Parties..........................................     27
         12.2         Assignment.......................................................     27
         12.3         Further Actions..................................................     27
         12.4         Force Majeure....................................................     27
         12.5         No Trademark Rights..............................................     28
         12.6         Public Announcements.............................................     28
         12.7         Notices..........................................................     28
         12.8         Amendment........................................................     29
         12.9         Waiver...........................................................     29
         12.10        Counterparts.....................................................     29

                                                                   Exhibit 10.10

         12.11        Descriptive Headings.............................................     29
         12.12        Governing Law....................................................     29
         12.13        Arbitration......................................................     29
         12.14        Severability.....................................................     30
         12.15        Compliance with Law..............................................     30
         12.16        Entire Agreement of the Parties..................................     30

                                                                   Exhibit 10.10

         EXHIBIT A:  U.S. and Foreign Patents and Patent Applications
                     Relating to the Licensed Technology

         EXHIBIT B:  Research Projects Involving Licensed Technology

         EXHIBIT C:  List of Countries Where Patents Will Be Filed and
                     Maintained

         EXHIBIT D:  Form of Confidentiality and Non-Disclosure Agreement

                                      (iv)

                                                                   Exhibit 10.10
                  RESEARCH COLLABORATION AND LICENSE AGREEMENT


         RESEARCH COLLABORATION AND LICENSE AGREEMENT, dated as of June 2, 1995 (this "Agreement"), between WASHINGTON UNIVERSITY, a Missouri educational and charitable corporation ("WASHINGTON") and ALTEON INC., a Delaware corporation, for and on behalf of itself and its Affiliates ("ALTEON").

                             PRELIMINARY STATEMENTS

         A. WASHINGTON has certain rights to the Compound (as defined below) for use in the Field (as defined below) pursuant to the Licensed Patents and Licensed Technology (as such terms are defined below). WASHINGTON also has certain rights to the Compound pursuant to the Other Patents (as defined below).

         B. ALTEON has certain rights to, subject to various licenses it has granted, and has developed substantial information and scientific data relating to, the Compound for a variety of other uses under a different mechanism of action.

         C. ALTEON is interested in obtaining: (i) the right to commercialize the Compound for use in the Field pursuant to the Licensed Patents and Licensed Technology, and (ii) an option, subject to the rights of Monsanto, to obtain a license to the Other Patents.

         D. WASHINGTON and ALTEON are entering into this Agreement to provide for ALTEON to conduct further research and development of the Compound for use in the Field, for ALTEON and WASHINGTON, acting through its Investigators (as defined below), to jointly collaborate on such further research and development, for WASHINGTON to license, and ALTEON to obtain a license for, the use and sale of products developed from such research and development and for WASHINGTON to grant, and ALTEON to obtain, an option, subject to the rights of Monsanto, to obtain a license to use and sell products covered by the Other Patents.

         NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

         As used herein, capitalized terms shall have the following meanings:

         1.1 "Affiliate", with respect to any Party, shall mean any person or entity controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.

         1.2 "ALTEON Research Program" shall mean any research and development conducted by or on behalf of ALTEON pursuant to this Agreement which relates to the Compound in the Field.

         1.3 "Commercial Sale" shall mean any sale which transfers to a purchaser physical possession and title to any Products in any country in the Territory by ALTEON or a sublicensee of ALTEON after all required marketing and pricing approval has been granted by the governing health authority of such country.

                                                                   Exhibit 10.10

         1.4 "Compound" shall mean the chemical entity known as pimagedine, also known as aminoguanidine.

         1.5 "Dosage Forms" shall mean the three (3) dosage forms in which Products may be developed, comprised of (i) topical (including any and all external applications); (ii) oral (including any ingestible form); and (iii) injectable (which shall include any dosage form other than topical or oral, including, without limitation, suppository, patch, depot, implant or pessary). When used in the singular, "Dosage Form" shall mean any of the three Dosage Forms.

         1.6 "Effective Date of this Agreement" shall mean the date first written above.

         1.7 "Field" shall mean all pharmaceutical and health care industry applications of the Licensed Patents and the Licensed Technology relating to the use of the Compound for therapeutic applications affected by iNOS/iCOX inhibition.

         1.8 "First Commercial Sale" shall mean the first Commercial Sale of a Product in any country in the Territory.

         1.9 "Goldman Patent" shall mean U.S. Patent No. 5,317,040 issues May 31, 1994 to William E. Goldman, entitled "Method for the Treatment of Pertussis with Aminoguanidine", which has been assigned to WASHINGTON, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, and/or reissues thereof.

         1.10 "Heart Graft Project" shall mean that certain research project conducted as a collaboration between Dr. J.A. Williamson and Dr. Ferguson at WASHINGTON, with funding from Monsanto, relating to the potential use of aminoguanidine to control heart graft rejection, the results of which are the subject of the following publications: Worrall et al., Abstract: "Nitric Oxide Mediates Increased Graft and Systemic Endothelial Permeability During Early Cardiac Transplant Rejection", Vol. 90, No. 4, Part 2, Oct 94. Circulation; Worrall et al, "Modulation of In-Vivo Alloreactivity by Inhibition of Inducible Nitric Oxide Synthase", J. Exp. Med. Vol 181, Jan 95; Worrall et al, Graft and Systemic Endothelial Barrier Dysfunction During Early Allograft Rejection:
Prevention by Inhibition of Inducible Nitric Oxide Synthase, in press at J. Clin. Med.

         1.11 "Initial Product" shall mean the first Product which reaches the applicable stage of development for sale.

         1.12 "Invention" shall mean any new or useful process, manufacture, compound or composition of matter, patentable or unpatentable, or any improvement thereof, conceived or first reduced to practice, or demonstrated to have utility during the conduct of any Sponsored Research Program or any ALTEON Research Program.

         1.13 "Inventors" shall mean the inventors named on WASHINGTON's current United States patents and patent applications as set forth in Exhibit A.

         1.14 "Investigator(s)" shall mean J.R. Williamson, J.A. Corbett, and M.L. McDaniel, so long as they are associated with WASHINGTON, and any other University Personnel who become involved in any Sponsored Research Programs or

                                                                   Exhibit 10.10

who otherwise agree to become involved in the collaboration between ALTEON and WASHINGTON pursuant to this Agreement.

         1.15 "Joint Invention" shall mean any Invention for which it is determined, in accordance with applicable law, that both: (i) employees or agents of ALTEON or any other persons obligated to assign such Invention to ALTEON, and (ii) employees or agents of WASHINGTON or any other persons obliged to assign such Invention to WASHINGTON, are joint inventors of such Invention.

         1.16 "Licensed Patents" shall mean any current and future patent or patent application, or portion thereof, owned or controlled by WASHINGTON by way of transfer of rights from any Investigator or Inventor or jointly owned or controlled by ALTEON and WASHINGTON by way of transfer of rights from any Investigator claiming a therapeutic use for the Compound in the Field throughout the Territory, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, and/or reissues thereof, and any current and future patent or patent application, or portion thereof, which is a foreign counterpart in any country in the Territory to any of the foregoing, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, and/or reissues thereof; provided that continuations-in-part and patents-of-additions filed after the Effective Date of this Agreement shall only be included in Licensed Patents if they claim a therapeutic use of the Compound in the Field. Only those claims of any Licensed Patents which cover the Compound, either alone or in conjunction with other compounds, shall be included in Licensed Patents, and for those claims which cover the Compound in conjunction with other compounds, only that portion of the claims which relates solely to the Compound, shall be included in Licensed Patents. Any claim or any portion of any claim, in any Licensed Patent which does not cover the Compound shall not be included in Licensed Patents and shall not be licensed under this Agreement. WASHINGTON's current U.S. and foreign patents and patent applications which claim a therapeutic use for the Compound and are included in Licensed Patents, and which exist on the Effective Date of this Agreement, are set forth on Exhibit A. The Other Patents are not included in Licensed Patents.

         1.17 "Licensed Technology" shall mean any and all information, and all patentable and non-patentable inventions (including, without limitation, all Inventions and Joint Inventions), improvements, discoveries, claims, formulae, processes, methods, trade secrets, technologies, data and know-how relating to a therapeutic use of the Compound in the Field owned or controlled by WASHINGTON by way of transfer of rights from any Investigator or Inventor or to which WASHINGTON has the right to grant licenses or sublicenses by way of transfer of rights from any Investigator or Inventor before or during the term of this Agreement and: (i) relating to or resulting from research projects conducted at WASHINGTON by any of the Inventors or any of WASHINGTON's Investigators involving the Compound in the Field listed and described in Exhibit B, provided that, with respect to research conducted after the Effective Date of this Agreement, excluding any research conducted using commercial third party funding, or (ii) claimed, covered or disclosed in any patent or patent application listed in Exhibit A which relates to the research projects described in Exhibit B, or (iii) relating to or derived from any Sponsored Research Program or any ALTEON Research Program. Both Parties acknowledge and agree that WASHINGTON has, and may hereinafter develop, certain non-public information relating to iNOS inhibition with the Compound, including the results of studies, which is valuable Licensed Technology and which is adequate and sufficient consideration for the license granted in this Agreement. The Heart Graft Project and the know-how related to the invention disclosed and claimed in the Goldman Patent are not included in Licensed Technology.

                                                                   Exhibit 10.10

         1.18 "Monsanto" shall mean Monsanto Company, a Delaware corporation, with a principal place of business at 800 North Lindbergh, St. Louis, Missouri, or such other entity who holds rights pursuant to that certain Biomedical Research Agreement with WASHINGTON dated July 1, 1982, as amended.

         1.19 "Net Sales" shall mean the gross amount invoiced for all Products sold by ALTEON and/or its Affiliates in arm's length sales to unrelated third parties (excluding sales to sublicensees for their resale), less deductions for:

                  (a) commissions, trade, quantity and cash discounts or rebates actually allowed or given;

                  (b) credits, allowances or refunds given or made for rejected, outdated or returned Products;

                  (c) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Product and borne by the seller thereof; and

                  (d) any prepaid and invoiced charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers.

         1.20 "Other Patents" shall mean: (i) the Goldman Patent, and (ii) any patent which may issue at any time during the term of this Agreement resulting from the Heart Graft Project which is owned or controlled by WASHINGTON.

         1.21 "Party" shall mean WASHINGTON or ALTEON and, when used in the plural, shall mean WASHINGTON and ALTEON.

         1.22 "Post-Commercialization Income" shall mean the gross revenues received by ALTEON and/or its Affiliates from any sublicensee, after the First Commercial Sale of a Product by such sublicensee, for all Products sold by such sublicensee in arm's length sales to unrelated third parties, excluding, however, any portion thereof that is attributable to ALTEON's full manufacturing cost for the supply of bulk materials or finished Product, including direct materials, direct labor and manufacturing overhead.

         1.23 "Pre-Commercialization Income" shall mean the gross revenues received by ALTEON and/or its Affiliates from any sublicensee, prior to the First Commercial Sale of a Product by such sublicensee, in connection with the grant of a sublicense to such sublicensee of the Licensed Technology and/or Licensed Patents, or any part thereof.

         1.24 "Product" shall mean any product comprising the Compound, the use or sale of which is: (i) based upon, derived from, identified through or related to any Licensed Technology; and/or (ii) covered by one or more Licensed Patents and would infringe a Valid Claim thereof.

         1.25 "Publication" means any written or oral publication or disclosure resulting from or involving the Licensed Technology or the subject matter of any Sponsored Research Program or ALTEON Research Program, and includes but is not limited to a publication or disclosure in books, journals, theses, trade publications, scientific meetings, poster sessions, and symposia.

         1.26 "Sponsored Research Program" shall mean any research conducted by WASHINGTON, acting through the laboratories of any Investigator(s), in collaboration with ALTEON pursuant to Section 3.1 this Agreement.

                                                                   Exhibit 10.10

         1.27 "Territory" shall mean the entire world.

         1.28 "University Personnel" means any University employee, student or consultant who participates in any Sponsored Research Program or any ALTEON Research Program in any manner or who acquires knowledge of any test data, clinical information or any other information resulting from any Sponsored Research Program or any ALTEON Research Program which is deemed a trade secret or confidential or proprietary to ALTEON or WASHINGTON, such as any professor, technician, any associate or student (including a pre-or post-doctoral student), any independent contractor (including any consultant under an obligation of confidentiality), or any research collaborator.

         1.29 "Valid Claim" shall mean a claim of any issued or granted Licensed Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.


ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

         2.2 Representations and Warranties of WASHINGTON. WASHINGTON hereby represents and warrants that, to the best of its knowledge, information and belief, after due inquiry:

                  (a) It is the owner of all of the Licensed Patents listed on Exhibit A, and has the exclusive right to grant licenses therefor;

                  (b) It is the owner of the Goldman Patent, and has the exclusive right to grant licenses therefor, subject to the rights of Monsanto, and the Goldman Patent has not been licensed to any third party as of the date of this Agreement;

                  (c) It is the owner of the results of the Heart Graft Project, and will own any patents resulting therefrom, subject to the rights of Monsanto, no patent applications have been made and no patents have issued which have resulted from the Heart Graft Project;

                  (d) It is the owner of, or is the licensee of, all of the Licensed Technology in existence on the date of this Agreement, and has the right to grant licenses or sublicenses therefor;

                  (e) It has not entered into any agreement with any third party which is in conflict with the rights granted to ALTEON pursuant to this Agreement.

WASHINGTON hereby represents and warrants that, to the best of its knowledge, information and belief:

                                                                   Exhibit 10.10

                  (f) All the Licensed Patents listed on Exhibit A are in full force and effect and have been maintained to date;

                  (g) There are no asserted or unasserted claim or demand which can be enforced against the Licensed Patents listed on Exhibit A;

                  (h) None of the Licensed Patents listed on Exhibit A infringe upon any patent or other proprietary rights of any other third party; and

         2.3 Representation and Covenant Regarding U.S. Government Funding. The Parties acknowledge that WASHINGTON has received United States government funding with respect to the Compound in the Field which requires certain rights to be granted to the United States government pursuant to 35 U.S.C. Sections 200-212. In addition, WASHINGTON represents and warrants to ALTEON that WASHINGTON has complied with all government rules and regulations relating to reporting requirements thereunder, and WASHINGTON covenants and agrees to continue to comply with all such reporting requirements during the term of this Agreement.

         2.4 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 2.2 AND 2.3, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY WASHINGTON THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION, THAT ANY PATENT WHICH ISSUES WILL BE VALID, OR THAT THE USE OF THE COMPOUND, THE RESULTS OF ANY SPONSORED RESEARCH PROGRAM OR THE PRODUCTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. FURTHERMORE, WASHINGTON MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, THE LICENSED PATENTS, THE COMPOUND, THE RESULTS OF ANY SPONSORED RESEARCH PROGRAM OR THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WASHINGTON SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY ALTEON OR ANY OTHER PERSON RESULTING FROM THE USE OF THE COMPOUND OR ANY PRODUCT.


ARTICLE 3 - RESEARCH COLLABORATION AND DEVELOPMENT EFFORTS

         3.1 Sponsored Research Programs. During the term of this Agreement, ALTEON may request WASHINGTON, acting through the laboratories of any Investigator(s), to conduct research programs in the use of the Compound in the Field. In such event, ALTEON and WASHINGTON shall negotiate in good faith concerning the terms and conditions of such research program, including a research plan and budget, term of the research program, funding to be provided by ALTEON and the University Personnel to be assigned to the research program. If the Parties reach an agreement for such research program, such research program shall be deemed a Sponsored Research Program under this Agreement and shall be subject to all of the terms and conditions applicable thereto contained in this Agreement. Any such Sponsored Research Program shall be conducted only at WASHINGTON by WASHINGTON's Investigator(s) and other University Personnel.

         3.2 ALTEON Research Programs. During the term of this Agreement, ALTEON shall initiate development of the Compound in each Dosage Form and conduct such ALTEON Research Programs which it deems appropriate, in its sole judgment, to achieve the milestone targets provided in Section 5.3 and to develop and market commercial applications of the Licensed Technology and the Licensed Patents. ALTEON shall have the sole discretion to make all decisions relating to the research, development, marketing and other commercialization efforts of the Compound and Products in the Field, including without limitation, the sequence of the Dosage Form(s) to be pursued. ALTEON shall not be obligated to pursue the

                                                                   Exhibit 10.10

development of more than one Dosage Form at any time prior to the filing of an NDA for the previously developed Dosage Form(s). Notwithstanding the foregoing, ALTEON shall not be obligated to develop any Dosage Form for which it determines that there is not a sufficient scientific or commercial basis to warrant such development.

         3.3 Collaboration.

                  (a) WASHINGTON's Investigators shall collaborate with ALTEON, as reasonably requested by ALTEON, on any ALTEON Research Programs. WASHINGTON's Investigators agree to meet with ALTEON's science personnel from time to time and for telephone consultations regarding such ALTEON Research Programs. In addition, WASHINGTON, acting through the laboratories of its Investigator(s), shall collaborate with ALTEON on any Sponsored Research Programs and any other studies or research projects being conducted by WASHINGTON's Investigators which relate to the Compound in the Field.

                  (b) Prior to WASHINGTON or any of its Investigator(s) accepting any commercial third party funding for further research involving the Compound in the Field, WASHINGTON or such Investigator(s), as the case may be, shall notify ALTEON of its or their interest in pursuing such further research and give ALTEON the opportunity to provide the necessary funding for same.

         3.4 Exchange of Information.

                  (a) It is the intent of the Parties that there be a timely and full exchange of all Licensed Technology, and thereafter continuing exchange of all information arising from each Sponsored Research Program and ALTEON Research Program, subject to the terms and conditions of this Agreement. Within thirty
(30) days after the Effective Date of this Agreement and after any request therefor by a Party, the other Party and, with respect to WASHINGTON, WASHINGTON's Investigators, shall provide to the requesting Party all data and information relating to the Licensed Technology as such requesting Party may request from time to time. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement: (i) WASHINGTON's Investigators shall provide ALTEON with a written report setting forth the progress of each study being conducted by such Investigator(s) under any Sponsored Research Program then pending, and any other study or research project being conducted by such Investigator(s) which relates to the Compound in the Field. Upon completion or termination of a study or a Sponsored Research Program, WASHINGTON's Investigators shall provide ALTEON with a copy of all results thereof; and (ii) ALTEON shall provide WASHINGTON with a written report setting forth the progress of all ALTEON Research Programs. In addition, ALTEON and WASHINGTON's Investigators shall immediately disclose to the other any critical data or development which would have a significant effect, whether positive or negative, on the overall prospects of any research being conducted on the Licensed Technology.

                  (b) The Parties recognize that ALTEON may have development/marketing partners and/or licensees or sublicensees for the Licensed Technology. WASHINGTON hereby grants ALTEON the right to share data and information developed by WASHINGTON relating to the Licensed Technology with such third parties, subject to appropriate confidentiality agreements, which conform to the restrictions on confidentiality contained in this Agreement.

                                                                   Exhibit 10.10

ARTICLE 4 - LICENSE GRANT

         4.1 Grant of License.

                  (a) Subject to the terms and conditions of this Agreement, WASHINGTON grants to ALTEON an exclusive license throughout the Territory, with the right to grant sublicenses, to use and sell Products in the Field, under the Licensed Technology and Licensed Patents, except that such license shall only extend to any New WASHINGTON Technology, as defined in Section 4.2, if ALTEON has exercised the option set forth in Section 4.2 with respect thereto.

                  (b) The Parties acknowledge and agree that the license granted in this Section 4.1 does not include any rights under the Other Patents, and this Agreement does not confer upon ALTEON any rights with respect to the Other Patents other than as provided in Section 4.3.

         4.2 ALTEON Option for New WASHINGTON Technology. WASHINGTON grants to ALTEON an exclusive option to acquire an exclusive license, pursuant to the terms of this Agreement, to any Licensed Technology relating to or resulting from research projects conducted at WASHINGTON by any of the Inventors or any of WASHINGTON's Investigators after the Effective Date of this Agreement (excluding any research conducted using commercial third party funding), involving the Compound in the Field listed and described in Exhibit B ("New WASHINGTON Technology"). WASHINGTON shall provide ALTEON with written notice of any New WASHINGTON Technology, together with sufficient information to allow ALTEON to evaluate such New WASHINGTON Technology. ALTEON may exercise such option with respect to such New WASHINGTON Technology by sending written notice to WASHINGTON of such exercise within 90 days after ALTEON receives such notice from WASHINGTON with respect to such New WASHINGTON Technology. Upon the exercise of this option with respect to any such New WASHINGTON Technology, such New WASHINGTON Technology shall automatically be included in the license granted in Section 4.1 and shall be subject to all of the terms and conditions of this Agreement.

         4.3 ALTEON Option for Other Patents. Subject to the prior rights of Monsanto pursuant to that certain Biomedical Research Agreement between Monsanto and WASHINGTON dated July 1, 1982, as amended, WASHINGTON hereby grants to ALTEON an exclusive option, on the terms hereinafter set forth, to acquire an exclusive license to any Other Patents upon reasonable terms to be negotiated. If during the term of this Agreement WASHINGTON becomes interested in licensing any Other Patents to any third party for exploitation in the Territory, WASHINGTON shall give written notice to ALTEON of its interest in negotiating such license together with sufficient information regarding such Other Patents which is reasonably necessary for ALTEON to make an informed decision regarding such license. ALTEON shall have sixty (60) days after receipt of the notice relating to such Other Patents to notify WASHINGTON of its election to exercise its option with respect to such Other Patents. If ALTEON elects to exercise such option, the Parties shall negotiate the terms of such license in good faith for a period of at least 120 days after ALTEON's election of such option. If the parties have not reached an agreement after such time, then WASHINGTON shall be free to negotiate such license with a third party, provided, however, that any such license shall not conflict with the license and other rights granted to ALTEON under this Agreement. In addition, WASHINGTON shall advise ALTEON of the terms of any such license to a third party.

         4.4 Reservation of Rights. The license granted in Section 4.1 is exclusive to ALTEON, except that WASHINGTON reserves the right to use and permit the use of the Licensed Technology and the Licensed Patents by non-profit organizations, without cost to ALTEON and subject to the confidentiality

                                                                   Exhibit 10.10

provisions of this Agreement, solely for educational and research purposes on a non-commercial basis.

         4.5 Retained Rights of U.S. Government. Any license granted to ALTEON pursuant to this ARTICLE 4 shall be subject to the royalty free, non-exclusive license granted to the United States government by WASHINGTON pursuant to 35 U.S.C. 200(c)(4) and for any Licensed Patents claiming any invention subject to 35 U.S.C. Section 201, and any federal laws and applicable regulations.

         4.6 ALTEON's Development Efforts. ALTEON shall use all reasonable commercial efforts to develop and commercialize Products based on the rights and license granted under this Agreement. ALTEON shall keep WASHINGTON informed annually about its development plans and its progress on pursuing such development plans, including submitting the reports required of ALTEON pursuant to Section 3.4(a)(ii). Notwithstanding any of the foregoing, ALTEON shall not be obligated to develop any Dosage Form or Product for which it determines that there is not a sufficient scientific or commercial basis to warrant such development. However, in the event that ALTEON decides not to pursue the development of any Dosage Form, other than due to its good faith determination that there is an insufficient scientific or commercial basis to warrant such development, ALTEON shall immediately notify WASHINGTON of such decision and ALTEON shall terminate the license granted under this Agreement with respect to such Dosage Form pursuant to Section 11.3.


ARTICLE 5 - MILESTONE, ROYALTY AND OTHER PAYMENTS

         5.1 Up-front Payments. As partial consideration to WASHINGTON for the licenses and other rights granted to ALTEON under this Agreement, ALTEON shall pay to WASHINGTON: (a) the sum of [C.I] upon the execution of this Agreement, and (b) the sum of [C.I.] no later than January 2, 1996. Such sums shall be non-refundable and non-creditable against royalties.

         5.2 Annual Pre-Commercial Payments. As further consideration for the licenses and other rights granted to ALTEON under this Agreement, each year during the term of this Agreement and until commencement of the first full calendar year after the First Commercial Sale of the Initial Product, ALTEON shall pay to WASHINGTON the sum of [C.I.] no later than June 30th of each year, commencing in 1996. Such sums shall be non-refundable and non-creditable against royalties.

         5.3 Milestone Payments. As further consideration for the licenses and other rights granted to ALTEON under this Agreement, ALTEON shall pay WASHINGTON the following milestone payments within six (6) months following the first occurrence of each event set forth below with respect to each Initial Product in each Dosage Form:

                  (a) [C.I.] upon commencement of Phase I/II clinical trials in the United States;

                  (b) [C.I.] upon commencement of Phase III clinical trials in the United States; and

                  (c) [C.I.] upon filing an NDA in the United States; and

                  (d) [C.I.] upon receipt of NDA approval from the FDA, including any required marketing and pricing approval.

                                                                   Exhibit 10.10

         With respect to the first Initial Product in the first Dosage Form, such payments shall be made in any event no later than (i) June 30, 1997 with respect to the payment due under Section 5.3(a), (ii) December 31, 1997 with respect to the payment due under Section 5.3(b), and (iii) December 31, 1998 with respect to the payment due under Section 5.3(c).

         5.4 Credit Against Royalties. With respect to any milestone payments made pursuant to Section 5.3, for each Initial Product in each Dosage Form ALTEON shall be entitled to a credit against running royalties due under Section
5.6 of this Agreement for such Product in the Territory in each of the first ten calendar semi-annual periods following the First Commercial Sale of such Product in an amount equal to the lesser of: (i) [C.I.] of the aggregate amount of such milestone payments, or (ii) the amount of the royalties due for such Product for such period in excess of the minimum royalties due for such period. Such credit, if any, shall be applied when the royalties for such semi-annual period are due pursuant to Section 6.1. Such credit may only be taken against royalties otherwise due for Products of the same Dosage Form as that for which the milestone payments were made. Any credit not taken or eligible to be taken in the applicable semi-annual period shall expire and shall not be carried into any other periods.

         5.5 Pre-Commercialization Income from Sublicensees.

                  (a) In the event that ALTEON and/or its Affiliates receive Pre-Commercialization Income from any sublicensee, ALTEON shall pay to
WASHINGTON: (i) a first amount equal to [C.I.] of the aggregate Pre-Commercialization Income received by ALTEON and/or its Affiliates which such sublicensee may credit against its running royalties, plus (ii) a second amount equal to [C.I.] of the aggregate of all other Pre-Commercialization Income received by ALTEON and/or its Affiliates, but such second amount shall then be reduced by the amount of all payments made by ALTEON to WASHINGTON pursuant to Sections 5.1, 5.2 and 5.3 through the last day of the calendar semi-annual period in which such payment of such second amount of other Pre-Commercialization Income was received (less any such payments previously applied against previously received Pre-Commercialization Income). To the extent that any Pre-Commercialization Income can be identified to relate specifically to one or more Dosage Forms, the amount by which [C.I.] of the aggregate Pre-Commercialization Income is reduced shall be limited only to the milestone payments made with respect to such Dosage Form(s). Such payments shall be made within thirty (30) days after the end of the calendar semi-annual period in which it was received. In the event that any payments made by ALTEON pursuant to this Section 5.5 are made before all payments due under Sections 5.1, 5.2 and
5.3 have been accrued, such payment(s) under this Section 5.5 shall be deemed to be a prepayment of any payments subsequently due under Sections 5.1, 5.2 and 5.3.

                  (b) By way of illustration of the application of Section 5.5(a), if ALTEON has paid a total of [C.I.] to WASHINGTON pursuant to Sections 5.1, 5.2 and 5.3 at the time that it grants a sublicense to Company X, and the sublicense provides for an up-front payment of [C.I.] which is not creditable against running royalties, then ALTEON will pay WASHINGTON [([C.I.] of [C.I.]) - [C.I.]], or [C.I.]. Such payment will be deemed to be a prepayment of subsequent payments due under 5.1, 5.2 or 5.3. Thereafter, as payments become due under Sections 5.1, 5.2 or 5.3, the [C.I.] payment will be applied against such payments then due under 5.1, 5.2 or 5.3 until it is fully used. So, if a milestone payment of [C.I.] becomes due in the following period, ALTEON shall make no additional payment, but the amount of such prepayment shall be reduced by the amount of such milestone payment, such that a prepayment of [C.I.] - [C.I.], or [C.I.], remains.

                                                                   Exhibit 10.10

In addition, if ALTEON subsequently receives an additional up-front or milestone payment of [C.I.] from Company X, and in the interim ALTEON has paid to WASHINGTON an additional [C.I.] in payments pursuant to Section 5.1, 5.2 or 5.3, ALTEON will pay WASHINGTON [([C.I.] of [C.I.]) - [C.I.]], or [C.I.], from which ALTEON may deduct the remaining [C.I.] prepayment.

         5.6 Running Royalties. As further consideration of the license and other rights granted to ALTEON under this Agreement, ALTEON shall pay to WASHINGTON a royalty, commencing on the First Commercial Sale of a Product by ALTEON, its Affiliates or its sublicensees, as follows:

                  (a) For Commercial Sales made by ALTEON and its Affiliates, ALTEON shall pay to WASHINGTON a royalty equal to [C.I.] of the annual Net Sales for the first [C.I.] in Net Sales for each calendar year, and [C.I.] of the annual Net Sales for any Net Sales over [C.I.] for such calendar year.

                  (b) For Commercial Sales made by any sublicensee of ALTEON or its Affiliates, ALTEON shall pay to WASHINGTON a royalty equal to [C.I.] of ALTEON's Post-Commercialization Income for such period.

                  (c) For any Product relating solely to Joint Inventions, and which does not utilize any Licensed Technology other than Joint Inventions, or which is not covered by a Licensed Patent other than jointly owned Licensed Patents, the royalty rates set forth in Sections 5.6(a) and 5.6(b) shall be reduced by [C.I.] with respect to such Product in the Territory.

                  (d) The Parties intend and expect that they will be able to secure patents covering the Products. However, during any period when (i) the use or sale of a Product would not infringe a Valid Claim of any Licensed Patent in the country in the Territory where it is used or sold such that a third party would be permitted to sell competing products, and (ii) either (A) no patent application has been filed which, if issued, would cover such Product in such country, then the royalty rates set forth in Sections 5.6(a) and 5.6(b) shall be reduced by [C.I.] with respect to such Product in such country during such period, or (B) a patent application has been filed which, if issued, would cover such Product in such country, then the royalty rates set forth in Sections 5.6(a) and 5.6(b) shall be reduced by [C.I.] with respect to such Product in such country during the pendency of such patent application. In the event that a patent application has been filed and is pending for a period of time such that, the Parties agree, in good faith, that it is reasonable to believe that no patent will be issued from such patent application, then thereafter, the royalty rates shall be reduced as provided in clause (A) of this Section.

                  (e) During any period when either: (i) the Compound, or (ii) any other compound licensed by WASHINGTON, is available for use or sale in any country in the Territory by a third party (other than an Affiliate or sublicensee of ALTEON) for use in the Field in such a manner that such use or sale would not infringe a Valid Claim of any Licensed Patent in such country and ALTEON experiences effective competition which has a substantial negative impact on sales of Products by ALTEON or any of its Affiliates or sublicensees, the royalty rates set forth in Sections 5.6(a) and 5.6(b) shall be reduced by [C.I.] with respect to such Product in such country. ALTEON shall provide to WASHINGTON a written notice of any event covered by this Section 5.6(e), which shall include an explanation of the facts and information which give rise to such event.

                  (f) Notwithstanding the foregoing, ALTEON shall only be entitled to a [C.I.] reduction of the royalty rate once with respect to any Product in any country in the Territory pursuant to any provision in this Agreement.

                                                                   Exhibit 10.10

         5.7 Annual Minimum Royalties. During each full calendar year after the First Commercial Sale of the Initial Product in the United States during the term of this Agreement, ALTEON shall pay to WASHINGTON minimum royalties as follows:

                  (a) For the first full calendar year after the First Commercial Sale in the United States, the minimum royalty shall be [C.I.];

                  (b) For the second full calendar year after the First Commercial Sale in the United States, the minimum royalty shall be [C.I.]; and

                  (c) For the each full calendar year thereafter, and until this Agreement terminates with respect to all Products in the United States, the minimum royalty shall be [C.I.].

         One-half of the applicable annual minimum royalty shall be paid within thirty (30) days after the end of the first semi-annual period in such calendar year, and the balance shall be paid within thirty (30) days after the end of the second semi-annual period in such calendar year. ALTEON shall be entitled to a full credit of the annual minimum royalty against running royalties due for the applicable calendar year pursuant to Section 5.6.

         5.8 Obligation to Pay Royalties.

                  (a) The Parties acknowledge and agree that ALTEON owns or controls separate intellectual property rights relating to the use of the Compound using different mechanisms of action and making different claims in its patents and patent applications relating to the Compound. The Parties agree that ALTEON shall only be obligated to pay royalties to WASHINGTON on the sales of products making use of the Compound if the allowed claims for the sale and promotion of such products by the United States Food and Drug Administration or the successor thereto, or its equivalent in any other country, is consistent with the claims contained in the Licensed Patents with respect to the Compound, and such sales and promotion are based upon such claims. ALTEON shall use all reasonable commercial efforts to develop formulations of Products which differ from any formulations of other products making use of the Compound which may be marketed pursuant to claims of other patents so that there may be avoidance of doubt as to which products shall be governed by the Licensed Patents under this Agreement.

                  (b) The obligation to pay royalties to WASHINGTON under this
ARTICLE 5 is imposed only once with respect to the same unit of Product regardless of the number of Licensed Patents or Licensed Technology pertaining thereto. There shall be no obligation to pay royalties to WASHINGTON under this
ARTICLE 5 on sales of Products between ALTEON, its Affiliates and its sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by ALTEON, its Affiliates or its sublicensees to unrelated third parties. Payments of running royalties due under this ARTICLE 5 based on Net Sales shall be deemed to accrue when Products are shipped or billed, whichever event shall first occur. Payments of running royalties due under this ARTICLE 5 based on Post-Commercialization Income shall be deemed to accrue when ALTEON receives such Post-Commercialization Income.

ARTICLE 6 - PAYMENTS AND REPORTS

         6.1 Payment. All running royalty payments due pursuant to Section 5.6(a) shall be paid semi-annually within sixty (60) days after the end of each June 30 and December 31 of each calendar year. All running royalty payments due pursuant to Section 5.6(b) shall be paid semi-annually within thirty (30) days after the end of each June 30 and December 31 of each calendar year. Each such payment shall be accompanied by a statement for each Dosage Form of the amount of Net Sales and Post-Commercialization Income during such semi-annual period, the amount of royalties due on such Net Sales and Post-Commercialization Income and the amount of any credits being applied to such royalties.

         6.2 Mode of Payment. ALTEON shall make all payments required under this Agreement in the United States in United States Dollars. The royalty payments due shall be translated at the rate of exchange at which United States Dollars are listed in The Wall Street Journal for the currency of the country in which the royalty is accrued for the last business day of the calendar semi-annual period in which such sales were made.

         6.3 Late Payments. ALTEON shall pay interest to WASHINGTON on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of: (i) the prime rate of interest as published in the United States in The Wall Street Journal under the caption "Money Rates" on the date such payment was due, plus three percent (3%), or (ii) the highest rate permitted by applicable law; calculated on the actual number of days such payment is late.

         6.4 Records Retention. ALTEON and its Affiliates shall keep complete and accurate records pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales, Pre-Commercialization Income or Post-Commercialization Income are derived for a period of three calendar years after the year in which such sales occurred, and in sufficient detail to permit WASHINGTON to confirm the accuracy of royalty calculations hereunder.

         6.5 Audit Request. At the request and expense of WASHINGTON, ALTEON and its Affiliates shall permit an independent, certified public accountant appointed by WASHINGTON and acceptable to ALTEON or its Affiliate, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales, Pre-Commercialization Income and Post-Commercialization Income in the possession or control of ALTEON or its Affiliates, for a period of three years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar semi-annual period in the case of ALTEON's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to WASHINGTON any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to ALTEON if a claim is made for royalties underpaid by ALTEON. WASHINGTON shall bear the full cost of the performance of any such audit, unless such audit demonstrates underpayment of royalties by ALTEON of more than ten percent (10%) from the amount of the original royalty payment made by ALTEON. In such event, ALTEON shall bear the full cost of the performance of such audit.

         6.6 Taxes. In the event that ALTEON or its Affiliates are required to withhold any tax to the revenue authorities in any country in the Territory regarding any payment to WASHINGTON due to the laws of such country, such amount shall be deducted by ALTEON or its Affiliates, and it shall notify WASHINGTON and

                                                                   Exhibit 10.10

promptly furnish WASHINGTON with copies of any tax certificate or other documentation evidencing such withholding.


ARTICLE 7 - OWNERSHIP; PATENT PROSECUTION

         7.1 WASHINGTON Ownership. Except as otherwise provided in Section 7.2 or 7.3, WASHINGTON shall retain all right, title and interest in and to the Licensed Technology and the Licensed Patents, regardless of which party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related to the Licensed Technology or Licensed Patents, subject to the license granted to ALTEON under
Section 4.1. Rights to Inventions made solely by employees of WASHINGTON using WASHINGTON's facilities shall belong to WASHINGTON. WASHINGTON agrees to promptly disclose to ALTEON any such Inventions.

         7.2 ALTEON Ownership. Rights to Inventions made solely by employees of ALTEON using ALTEON's facilities shall belong to ALTEON. ALTEON agrees to promptly disclose to WASHINGTON any such Inventions.

         7.3 Joint Ownership. Rights to Inventions which were made jointly during the performance of this Agreement by University Personnel or other inventors owing a duty to assign to WASHINGTON and by employees of ALTEON shall belong jointly to WASHINGTON and to ALTEON. Such Joint Inventions shall be subject to the terms and conditions of this Agreement.

         7.4 Patent Prosecution and Maintenance.

                  (a) WASHINGTON shall continue to have full responsibility for and shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to the Licensed Technology and included in the Licensed Patents. WASHINGTON agrees to take all actions reasonably necessary to diligently prosecute and maintain any patents or patent applications in the countries listed on Exhibit C. ALTEON and WASHINGTON shall mutually determine the additional countries, if any, where patent applications will be filed and prosecuted, and where the patents will be maintained. The Parties acknowledge and agree that they intend for WASHINGTON to file and prosecute patent applications and maintain patents in all major commercial markets where viable use patent protection is available (such countries, including the countries listed on Exhibit C, shall be referred to as "Use Patent Countries"). If the laws affecting patent protection or maintenance costs change in any Use Patent Country, the Parties shall reassess the need to continue to file and prosecute patent applications and maintain patents in such country. If the Parties determine to discontinue such filing, prosecution and maintenance in any such country, such country shall no longer be deemed a Use Patent Country.

                  (b) As of the Effective Date of this Agreement, ALTEON shall reimburse WASHINGTON for all reasonable fees and expenses (including, without limitation, legal fees, filing and maintenance fees or other governmental charges) incurred on or after January 1, 1995 in connection with the filing and prosecution of such patent applications and maintenance of such patents, including patent applications and patents relating to Inventions and Joint Inventions. In addition, ALTEON shall reimburse WASHINGTON for all such reasonable fees and expenses incurred prior to the Effective Date in connection with the filing of the continuation-in-part application to U.S. Patent #[C.I.], which was filed on [C.I.]. WASHINGTON shall provide ALTEON with copies of all detailed statements it receives from its counsel for legal fees and expenses for ALTEON's review. If ALTEON does not notify WASHINGTON or the person or entity

                                                                   Exhibit 10.10

rendering the services of any issues, questions or discrepancies regarding such statement within thirty (30) days after receipt of such statement by ALTEON, the fees and expenses set forth in such statement shall be deemed reasonable.

                  (c) WASHINGTON shall select qualified independent patent counsel (who shall be reasonably acceptable to ALTEON) to file and prosecute all patent applications required pursuant to Section 7.4(a). ALTEON or its representatives shall be entitled to meet and confer with such patent counsel at reasonable times and places. WASHINGTON shall promptly provide copies to ALTEON of any communications from any patent office relating to the Licensed Technology, and allow ALTEON and its patent counsel the opportunity to attend (either in person or by phone) any conferences (conducted in person or by phone) to be made with or to any patent office regarding the Licensed Technology. In addition, filing deadlines permitting, at least thirty (30) days prior to the filing of any patent application, amendment thereto, or response to any patent office action related to the Licensed Technology, WASHINGTON shall provide ALTEON with a copy of each such patent application, amendment or response and will provide ALTEON and its legal counsel with an opportunity to consult with WASHINGTON and its patent counsel regarding the filing and contents of any such application, amendment or response, and the advice and suggestions of ALTEON and its legal counsel shall be taken into consideration by WASHINGTON and its legal counsel in connection with such filing. However, WASHINGTON shall make every reasonable effort to obtain the concurrence of ALTEON regarding the content of any patent application, amendment thereto, or response to any patent office action related to the Licensed Technology prior to filing or submitting same. WASHINGTON shall also provide ALTEON with copies of any patentability search reports made by patent counsel, including patents located, a copy of each patent application, and each patent that issues thereon.

                  (d) WASHINGTON agrees to provide promptly to ALTEON complete written disclosure of any Invention made by WASHINGTON. ALTEON and WASHINGTON shall mutually determine whether such Invention is patentable. If the Parties determine that such Invention is patentable, WASHINGTON shall proceed with the preparation and prosection of a patent application covering such Invention.

                  (e) If ALTEON elects not to support any patent or patent application in any Use Patent Country in the Territory, ALTEON shall notify WASHINGTON in a timely manner and WASHINGTON may do so at its own expense. In such event, such patent or application in such country shall be considered as part of the Licensed Patents, and ALTEON shall be required to pay royalties for Products which would infringe a Valid Claim of such patent in such Use Patent Country pursuant to Section 5.6.

                  (f) In the event that the Parties elect to file one or more patent applications comprising Joint Inventions, the Parties shall confer on how the preparation and prosecution of such applications shall be accomplished. Once the Parties agree on how to proceed with respect to the preparation and filing of patent applications comprising Joint Inventions, all other provisions of this
Section 7.4 shall govern such preparation, filing, maintenance and prosecution.

                  (g) Both Parties, including all University Personnel who agree to participate in a Sponsored Research Program or an ALTEON Research Program and sign a copy of this Agreement, agree to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and enforcement of all such patent applications and patents.

                                                                   Exhibit 10.10

ARTICLE 8 - PATENT ENFORCEMENT; INFRINGEMENT

         8.1 Notification of Infringement. If either Party learns of an infringement or other use, rights or ownership claim or threatened infringement or other such claim by a third party with respect to any Licensed Patent or other Licensed Technology granted hereunder within the Territory (an "Infringement"), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

         8.2 Patent Enforcement. ALTEON shall have the first right, but not the duty, to institute infringement actions against third parties based on any Infringement. If ALTEON does not institute an infringement proceeding against an offending third party within ninety (90) days after receipt of notice from WASHINGTON, WASHINGTON shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Each Party shall consult with and co-operate with the other Party in good faith in the event that either Party is pursuing any such action. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action. Notwithstanding the foregoing, either Party may participate in any such suit or action and use its own counsel at its own expense for such purpose. Both Parties, and their respective counsel, shall cooperate by sharing information concerning any such suit or action.

         8.3 Infringement Action by Third Parties.

                  (a) In the event of the institution of any suit by a third party against ALTEON for patent or other intellectual property rights infringement or other use, rights or ownership claim involving the use or sale of any Product in the Territory (an "Action"), ALTEON shall promptly notify WASHINGTON in writing of such Action. In the event that such an Action is instituted by a third party, neither Party shall take a position inconsistent with, or cooperate with or assist any third party who contests, WASHINGTON's ownership or the continued validity of any Licensed Patent or Licensed Technology. Each Party shall use its best efforts to consult with, support and cooperate with the other Party, in good faith, in the event that either Party is pursuing any such Action, including specifically, without limiting the generality of the foregoing, actively and vigorously contesting any third party claim challenging WASHINGTON's right to grant the rights granted herein to ALTEON. ALTEON shall have the right to defend such suit at its own expense, and WASHINGTON hereby agrees to assist and cooperate with ALTEON, at its own expense, to the extent necessary in the defense of such suit; provided, however, that WASHINGTON shall not be obligated to engage in any testing at its own expense. During the pendency of such action, ALTEON shall continue to make all payments due under this Agreement. Notwithstanding the foregoing, either Party may participate in any such suit or action and use its own counsel at its own expense for such purpose. Both Parties, and their respective counsel, shall cooperate by sharing information concerning any such suit or action.

                                                                   Exhibit 10.10

                  (b) If as a result of any judgment, award, decree or settlement resulting from an Action instituted by a third party, ALTEON is required to pay a royalty to such third party, ALTEON shall continue to pay running royalties for such Products in the country which is the subject of such Action, but shall be entitled to a credit against such payments in an amount equal to one-half (1/2) of the royalty paid to such third party, but in no event shall such credit be more than 50% of such royalties due hereunder for such Products in such country which is the subject of such Action in any calendar semi-annual period. In addition, if ALTEON is required to pay damages to such third party, and such damages are not otherwise reimbursed by WASHINGTON, ALTEON shall be entitled to a credit against such payments in an amount equal to one-half (1/2) of such damages, to the extent effectively paid by ALTEON to such third party, but in no event shall the total credit provided hereunder be more than 50% of such royalties due hereunder for such Products in such country which is the subject of such Action in any calendar semi-annual period.


ARTICLE 9 - PUBLICATION; CONFIDENTIALITY

         9.1 Notification. ALTEON acknowledges that the basic objective of research activities at WASHINGTON is the generation of new knowledge and its expeditious dissemination. However, both Parties also recognize the importance of acquiring patent protection on inventions. Consequently, any proposed Publication by University Personnel shall comply with this ARTICLE 9. At least fifteen (15) days before a manuscript is to be submitted to a publisher, University Personnel will provide ALTEON with a copy of the manuscript. If University Personnel wish to make an oral presentation, they will provide ALTEON with a copy of the abstract (if one is submitted) at least fifteen (15) days before it is to be submitted. University Personnel will also provide to ALTEON a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least fifteen (15) days before the presentation is made.

         9.2 Review of Proposed Publications. ALTEON will review the manuscript, abstract, text or any other material provided under Section 9.1 to determine if patentable subject matter is disclosed. ALTEON will notify University Personnel within fifteen (15) days of receipt of the proposed Publication if ALTEON, in its sole discretion, determines that patentable subject matter is or may be disclosed, or if ALTEON, in its sole discretion, believes confidential or proprietary information is or may be disclosed. If it is determined by ALTEON that patent applications should be filed, the University Personnel shall delay its publication or presentation for a period not to exceed ninety (90) days from ALTEON's receipt of the proposed Publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the ninety (90) day period, WASHINGTON and University Personnel will discuss with ALTEON the need for obtaining an extension of the publication delay beyond the ninety (90) day period. The publication delay shall not exceed 105 days from the date that the proposed Publication was first submitted to ALTEON for review, except that, by mutual agreement, as provided in this Section, this delay may be extended past the 105 day period for purposes of filing patent applications. If it is determined by ALTEON and WASHINGTON that confidential or proprietary information is being disclosed, ALTEON, WASHINGTON and University Personnel will consult among themselves in good faith to arrive at an agreement on mutually acceptable modifications to the proposed Publication to avoid such disclosure.

         9.3 Use of Name. WASHINGTON agrees not to use directly or indirectly ALTEON's name without ALTEON's prior written consent except that WASHINGTON may

                                                                   Exhibit 10.10


acknowledge ALTEON's funding of any Sponsored Research Programs in scientific publications and in listings of Sponsored Research Programs. ALTEON agrees not to use directly or indirectly WASHINGTON's name, the name of any Investigator or University Personnel, or the name of any trustee, officer, faculty member, student or employee thereof, without WASHINGTON's prior written consent, except that ALTEON may refer to any University Personnel who is serving as a member of ALTEON's Scientific Advisory Board or as a consultant to ALTEON and include a statement of his experience and qualifications and his current and past positions at WASHINGTON. Notwithstanding the foregoing, ALTEON and WASHINGTON may include an accurate description of the terms of this Agreement to the extent required under federal or state securities or other disclosure laws and internal communications; and ALTEON may use WASHINGTON's name in various documents used by ALTEON for capital raising and financing purposes, provided that WASHINGTON grants prior written approval of such use, which approval shall not be unreasonably withheld. WASHINGTON agrees that ALTEON's use of its name solely to identify this Agreement will be deemed a reasonable use by WASHINGTON for which it grants its approval.

         9.4 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

                  (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                  (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others; or

                  (e) was independently developed by or for the receiving Party by persons not having access to such information.

         Each Party may disclose the other's information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, undertaking basic research with outside collaborators, or conducting preclinical or clinical trials, provided that if a Party is required to make any such disclosure of the other Party's secret or confidential information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

         9.5 Confidentiality Agreements with University Personnel. Prior to any University Personnel participating in any Sponsored Research Program or any ALTEON Research Program in any manner or receiving any test data, clinical

                                                                   Exhibit 10.10

information or any other information relating to or resulting from any Sponsored Research Program or any ALTEON Research Program which is deemed a trade secret or confidential or proprietary to ALTEON or WASHINGTON, WASHINGTON shall cause such University Personnel to execute a confidentiality and non-disclosure agreement with ALTEON in the form attached as Exhibit D.


ARTICLE 10 - INDEMNIFICATION

         10.1 Indemnification. ALTEON shall defend, indemnify and hold WASHINGTON, its directors, trustees, faculty members, officers and employees, harmless from and against any and all third party claims, suits or demands, threatened or filed, ("Claims") for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to the distribution, testing, manufacture, use, sale, consumption, applications, or injection of Products by ALTEON, its Affiliates or its sublicensees pursuant to this Agreement, including, without limitation, Claims for any loss, damage, or injury to persons or property, or loss of life, or relating to the promotion and advertising of Products and/or interactions and communications with governmental authorities, physicians or other third parties. The foregoing indemnification shall not apply to any Claims to the extent caused by either the acts or omissions of WASHINGTON or any University Personnel.

         10.2 Notice. In the event that WASHINGTON seeks indemnification under
Section 10.1, WASHINGTON agrees to: (i) promptly inform ALTEON of any Claim,
(ii) permit ALTEON to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of ALTEON), and (iii) cooperate as reasonably requested (at the expense of ALTEON) in the defense of the Claim. Notwithstanding the foregoing, WASHINGTON shall have the right to participate in the defense or prosecution of any Claim, including hiring its own counsel at its own expense, and ALTEON shall cooperate with WASHINGTON if WASHINGTON does so participate.

         10.3 Insurance. ALTEON shall at all times comply with all statutory worker's compensation and employer's liability requirements covering any and all employees with respect to activities performed under this Agreement. In addition to the foregoing, ALTEON shall obtain and maintain the following:

                  (a) Prior to the first human clinical trials of a Product under this Agreement, broad form comprehensive general liability insurance with a reputable and financially secure insurance carrier, to cover such activities of ALTEON and ALTEON's contractual indemnity under this Agreement. Such insurance shall provide minimum annual limits of liability of $2,000,000.00 per occurrence and in the aggregate with respect to all occurrences arising out of such human clinical trials of the Product. Such insurance policy shall apply to all occurrences arising our of such human clinical trials and shall be purchased and kept in force for the period of five (5) years after the cessation of sales of all Products under this Agreement.

                  (b) In addition to the insurance provided in Section 10.3(a), prior to the first sale of Products under this Agreement, products liability insurance with a reputable and financially secure insurance carrier reasonably acceptable to WASHINGTON, to cover such activities of ALTEON and ALTEON's contractual indemnity under this Agreement. Such insurance shall provide minimum annual limits of liability of $2,000,000.00 per occurrence and $50,000,000.00 in the annual aggregate with respect to all occurrences being indemnified under this Agreement. Such insurance policy shall be purchased and kept in force for the

                                                                   Exhibit 10.10

period of five (5) years after the complete cessation of sales of all Products under this Agreement.

                  (c) In the event that ALTEON chooses to rely on any strategic partners of ALTEON to satisfy any of the requirements for insurance under this
Section 10.3, then ALTEON shall provide details of such coverage to WASHINGTON for its information. Any such coverage must substantially comply with the form, scope and amounts set forth in this Section 10.3 which are applicable to such insurance. In the event that any such insurance is a self-insured plan, ALTEON may choose to rely on same only if WASHINGTON reasonably determines in advance in writing that such strategic partner's self-insured plan is adequate given the financial condition of such strategic partner. WASHINGTON hereby agrees that any self-insured plan of Alteon's current strategic partners (i.e., Yamanouchi Pharmaceutical Co., Ltd., Marion Merrell Dow Inc. and Corange International Limited) is acceptable to WASHINGTON. At WASHINGTON's request, which shall not be more frequently than annually, ALTEON shall provide WASHINGTON with a certificate of such insurance or written verification by such strategic partner of such self-insurance.

                  (d) At WASHINGTON's request, which shall not be more frequently than annually, ALTEON shall provide WASHINGTON evidence of insurance obtained pursuant to Section 10.3(a) or 10.3(b). In addition, ALTEON shall cause WASHINGTON to be added as an additional insured of any insurance obtained pursuant to Section 10.3(a) or 10.3(b). ALTEON shall not and shall not permit any strategic partner to, cancel or materially reduce the coverage of any policy of insurance required under this Section 10.3 without giving WASHINGTON thirty
(30) days prior written notice thereof.

                  (e) In the event that any insurance required under this
Section 10.3 lapses, terminates or is cancelled, WASHINGTON may purchase on its own behalf such insurance as is necessary to remedy any short fall in coverage required to be provided under this Section 10.3. Any such insurance purchased by WASHINGTON shall be paid for by ALTEON. In addition, all insurance amounts provided for under this Section 10.3 shall be considered minimum amounts, and such minimum amounts shall be subject to an increase every five (5) years from the Effective Date of this Agreement, which increase shall be calculated in accordance with the compounded rise in the Consumer Price Index for the preceding five (5) years. In the event that any of the insurance required under this Section 10.3 is not available at commercially reasonable rates, the Parties agree to negotiate in good faith to modify such requirements and/or take such other actions as may be deemed reasonable and prudent to affect the purposes of this Agreement, including protection of WASHINGTON's interests hereunder.


ARTICLE 11 - TERM; TERMINATION

         11.1 Term. This Agreement shall commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, shall terminate as follows:

                  (a) As to the Sponsored Research Programs and collaboration between the parties as contemplated in ARTICLE 3, five (5) years from the Effective Date of this Agreement, unless extended by the mutual consent of the Parties.

                  (b) As to each Product and as to each country in the Territory, this Agreement shall terminate upon the later of: (i) fifteen (15) years from the Effective Date of this Agreement; (ii) the expiration of the last to expire

                                                                   Exhibit 10.10

of the Licensed Patents necessary for the use and sale of such Product in such country; or (iii) ten (10) years after the first Commercial Sale of such Product in such country.

                  (c) This Agreement shall terminate in its entirety upon its termination as to all Products.

         11.2 Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within thirty (30) days after such notice unless the defaulting Party shall cure such default within said thirty (30) days. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

         11.3 Termination by ALTEON. ALTEON shall have the right to terminate the licenses granted herein, in whole or as to any Product in any country in the Territory, at any time, and from time to time, by giving notice in writing to WASHINGTON. Such termination shall be effective thirty (30) days from the date such notice is given, and all ALTEON's rights associated therewith shall cease as of that date, subject to Section 11.5.

         11.4 Termination of U.S. Rights. Termination of this Agreement by ALTEON as to the United States with respect to any Dosage Form shall give WASHINGTON the right to terminate this Agreement as to all countries for such Dosage Form. Upon such termination by WASHINGTON, WASHINGTON shall be free to grant rights, including sub-licenses, to third parties for the making, using and selling of said Dosage Form throughout the world with no claim by ALTEON.

         11.5 Right to Sell Stock on Hand. Upon the termination of any license granted herein, in or whole or as to any Product, for any reason other than a failure to cure a material breach of the Agreement by ALTEON, ALTEON shall have the right for one year or such longer period as the Parties may reasonably agree to dispose of all Product or substantially completed Product then on hand to which such termination applies, and royalties shall be paid to WASHINGTON with respect to such Product as though this Agreement had not terminated.

         11.6 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by ALTEON under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 11.5.

         11.7 Effect of Termination.

                  (a) Upon the termination of any license granted herein as to any Product in any country in the Territory other than pursuant to Section 11.1, ALTEON and its sublicensees shall promptly: (i) return to WASHINGTON all relevant records, materials or confidential information concerning the Licensed Technology relating to such Product in such country in the possession or control of ALTEON or any of its sublicensees; (ii) assign to WASHINGTON, or WASHINGTON's designee, its registrations with governmental health authorities, licenses, and approvals of such Product in such country; and (iii) assign to WASHINGTON, or WASHINGTON's

                                                                   Exhibit 10.10

designee, its right to any trade name or trademark used by ALTEON or any sublicensee for such Product in such country.

                  (b) Following expiration of the term of this Agreement, in whole or in part, pursuant to Section 11.1, ALTEON shall have the royalty-free non-exclusive right within the Field to continue to use and sell the Products, including the right to grant sublicenses therefor, as heretofore licensed in
Section 4.1.

         11.8 Surviving Rights. Termination of this Agreement shall not terminate ALTEON's obligation to pay all royalties which shall have accrued hereunder. The Parties' obligations under ARTICLES 6, 8, 9 and 10 and Sections 11.7, 12.12 and 12.13 shall survive termination.

         11.9 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.


ARTICLE 12 - MISCELLANEOUS PROVISIONS

         12.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         12.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 12.2 shall be void.

         12.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         12.4 Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other

                                                                   Exhibit 10.10

Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 12.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

         12.5 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name "ALTEON" or "WASHINGTON UNIVERSITY" or any other trade name or trademark of the other party in connection with the performance of this Agreement.

         12.6 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

         12.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change or address shall be effective only upon receipt thereof):

                  (a) If to ALTEON, addressed to:

                              Alteon Inc.
                              170 Williams Drive
                              Ramsey, New Jersey  07446-2907
                              Attention: Chief Executive Officer
                              Telephone No.: (201) 934-5000
                              Facsimile No.: (201) 934-8880

                  (b) If to WASHINGTON, addressed to:

                              Washington University
                              Technology Management Office
                              School of Medicine Box 8013
                              724 South Euclid Avenue
                              St. Louis, MO 63110
                              Attention:  Director, Technology Management
                              Telephone No.: (314) 747-0922
                              Facsimile No.: (314) 362-5872

         12.8 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         12.9 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

         12.10 Counterparts. This Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one party but both such counterparts taken together shall constitute one and the same agreement.

                                                                   Exhibit 10.10

         12.11 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         12.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, applicable to contracts executed and performed wholly within the State of New Jersey.

         12.13 Arbitration.

                  (a) All disputes which cannot be resolved arising between ALTEON and WASHINGTON under this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be conducted by three (3) arbitrators appointed according to said rules. The Parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.

                  (b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon the award may be entered in any court of record of competent jurisdiction. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless the arbitrators assess as part of their award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

         12.14 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         12.15 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, reexport or otherwise transfer any Licensed Technology or Licensed Patents transferred hereunder or Products manufactured therefrom without compliance with applicable laws.

         12.16 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

                                                                   Exhibit 10.10

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

         THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION.


                                                       WASHINGTON UNIVERSITY



Date: June 2, 1995                              By: /s/ E.J. Brandt, Ph.D.
      ------------                                  -------------------------
                                                Name:   E.J. Brandt, Ph.D.
                                                        ---------------------
                                                Title:  Director, Technology
                                                        ---------------------
                                                        Management
                                                        ---------------------


                                                       ALTEON INC.



Date: June 2, 1995                              By: /s/ James J. Mauzey
      ------------                                  -------------------------
                                                Name:   James J. Mauzey
                                                        ---------------------
                                                Title:  Chairman and Chief
                                                        ---------------------
                                                        Executive Officer
                                                        ---------------------

                                                                   Exhibit 10.10

         The undersigned is an Investigator (as defined in this Agreement) and is executing this Agreement to acknowledge his or her agreement to comply with the provisions of Articles 3, 7 and 9 of this Agreement which are applicable to Investigators and/or University Personnel (as defined in this Agreement).



                              Signature: /s/ J.R. Williamson
                                         -------------------

                              Print Name: J.R. Williamson
                                          -------------------
                              Date:       June 2, 1995
                                     ------------------------

                                                                   Exhibit 10.10

         The undersigned is an Investigator (as defined in this Agreement) and is executing this Agreement to acknowledge his or her agreement to comply with the provisions of Articles 3, 7 and 9 of this Agreement which are applicable to Investigators and/or University Personnel (as defined in this Agreement).



                              Signature:  /s/ M.L. McDaniel
                                          -----------------
                              Print Name:  M.L. McDaniel
                                          -----------------
                              Date:        June 2, 1995
                                    -----------------------

                                                                   Exhibit 10.10

         The undersigned is an Investigator (as defined in this Agreement) and is executing this Agreement to acknowledge his or her agreement to comply with the provisions of Articles 3, 7 and 9 of this Agreement which are applicable to Investigators and/or University Personnel (as defined in this Agreement).


                              Signature:  /s/ J.A. Corbett
                                          ----------------
                              Print Name:  J.A. Corbett
                                          ----------------
                              Date:        June 2, 1995
                                     ---------------------

                                                                   Exhibit 10.10

                                    EXHIBIT A

                U.S. AND FOREIGN PATENTS AND PATENT APPLICATIONS
                       RELATING TO THE LICENSED TECHNOLOGY



U.S. Patent #5,246,970, issued September 21, 1993 relating to a method of treating immunologically-mediated, nitric oxide-mediated diseases by aminoguanidine.


U.S. Patent #5,358,969, issued October 25, 1994, relating to the treatment of acute inflammatory diseases, which is not immunologically-mediated, by use of aminoguanidine.


Continuation-in-part application to U.S. Patent #[c.i.], filed [c.i.]

PCT Application #[c.i.]

                                                                   Exhibit 10.10

                                    EXHIBIT B

               RESEARCH PROJECTS INVOLVING THE LICENSED TECHNOLOGY


To be agreed upon by the parties.

                                                                   Exhibit 10.10

                                    EXHIBIT C

                                LIST OF COUNTRIES
                   WHERE PATENTS WILL BE FILED AND MAINTAINED



[C.I.]

                                                                   Exhibit 10.10

                                    EXHIBIT D

              FORM OF CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

                                                                   Exhibit 10.10

                            CONFIDENTIALITY AGREEMENT





AGREEMENT ("Agreement") effective as of ______________ between the undersigned (the "Recipient") and Alteon Inc. (the "Company"). The Recipient and the Company are referred to collectively as the "Parties" hereinafter.

WHEREAS, the Parties possesses certain valuable and/or Confidential Information relating to their business interests; and

WHEREAS, the Recipient will participate on behalf of Washington University in certain collaborative research programs (the"Sponsored Research") with the Company pursuant to a Sponsored Research Program as described in that certain Research Collaboration and License Agreement between the Company and Washington University dated as of June 2, 1995; and

WHEREAS, each party is willing to disclose to the other Party upon the terms and conditions hereinafter set forth, Confidential Information in order that meaningful collaborative research may take place;

NOW, THEREFORE, in consideration of the foregoing premises that are incorporated as part of this Agreement and the mutual covenants hereinafter set forth, the Parties agree as follows:

          1. Definition of Confidential Information. All information disclosed by either Party to the other Party in oral, written, graphic, photograhic, recorded, prototype, sample or in any other form shall be considered "Confidential Information" if so marked; provided, however, that any oral communication shall not be considered Confidential Information hereunder unless it is reduced to writing within 60 days.

          2. Disclosure of Confidential Information. Each Party may disclose to the other Party Confidential Information as part of the research collaboration for the Sponsored Research to enable the Parties to engage in meaningful research collaboration. The Parties agree to accept and hold such Confidential Information in accordance with the provisions of this Agreement.

                                                                   Exhibit 10.10

         3. Disclosure to Third Parties. From and after the date of this Agreement, each Party agrees neither to disclose to any third party nor permit any third party to have access to any or all of the Confidential Information disclosed to such Party, except for other participants in the Sponsored Research who have agreed with the Company to keep such information in confidence, without the prior written consent of the disclosing Party, nor to use any of the Confidential Information for any purpose other than the conduct of the Sponsored Research or as otherwise consented to in wiring by the Parties. However, the aforesaid obligations shall not apply












CONFIDENTIALITY AGREEMENT                                                 Page 2

to information which the Party can clearly demonstrate falls within any one of the following categories:

         (i) Information that is now generally known to the public through no fault of the Party.

         (ii) Information that, as of the time of disclosure to the Party was Already known to and in the possession of the Party, as evidenced by written records; or

         (iii) Information obtained after the date of this Agreement hereof from a third party lawfully in possession of and with no limitation upon disclosure of that information, and having the right to disclose the same.

          4. Return of Confidential Information. At any time, either Party may request the return of all confidential Information and all copies thereof, received from or on behalf of the other Party, and each Party agrees to promptly comply with such requests. Each Party agrees that, subsequent to a request for return of Confidential Information or notification of termination of the collaboration the provisions of this Agreement shall continue with respect to all Confidential Information until any items 3 (i) - (iii) become applicable.

         5. Use of Confidential Information. The Parties shall not use the Confidential Information for any purpose except for purposes of the Sponsored Research.

                                                                   Exhibit 10.10

         6. Governing Laws. This Agreement shall be governed and construed in accordance with all applicable laws of the State of New Jersey.

         7. Limitation of Agreement. This Agreement shall in no way be construed as the granting of a license to either Party by the other directly or indirectly under any patent or patent application owned by the disclosing Party. Furthermore, nothing in this Agreement shall be interpreted so as to oblige either Party to enter into a further agreement.

         8. Term. The obligations of the Parties under this agreement shall continue for the duration of the Parties participation in the Sponsored Research and for a period of five (5) years thereafter.

         9. Amendments. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the Parties hereto.

         10. Disclosure of this Agreement. The Parties are hereby authorized to notify others, including but not limited to customers of the Company and any of Recipients's current and future employers,










CONFIDENTIALITY AGREEMENT                                                 Page 3

of the terms of this Agreement and the Parties' responsibilities hereunder.

         11. Injunctive Relief and Enforcement. The Parties understand that in the event of a breach or threatened breach of this Agreement the Recipient or the Company, as the case may be, may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement. The Parties also agree that if any court shall determine that any provision of this Agreement is unenforceable with respect to its term or scope then such provision shall nonetheless be enforceable by any such court upon such modified term or scope as may be determined by such court to be reasonable and enforceable.


Alteon Inc.                             Recipient


Signed : ______________________________ Signed : ______________________________

Name : ________________________________ Name : ________________________________

                                                                   Exhibit 10.10

Title : ________________________________ Title : ______________________________

Date : _________________________________ Date : _______________________________

                                      -36-